Exhibit 99.1

Jennifer Simpson, PH. D. Appointed Interim President and Interim-CEO of Delcath Systems;

Roger G. Stoll, PH.D Named Executive Chairman

- Company Enhances Clinical Development Program -

New York, NY- September 15, 2014 - Delcath Systems, Inc. (NASDAQ: DCTH) today announced the reorganization of the Company’s leadership as Dr. Jennifer Simpson has been appointed interim President and interim CEO. Dr. Simpson has served as interim Co-President and interim Co-CEO of Delcath since September 2013. Dr. Graham Miao, who has served as interim Co-President, interim Co-CEO and CFO will be leaving the Company at the end of September to pursue other opportunities. Barbra Keck, currently Vice President, Controller & Principal Accounting Officer will assume the responsibilities of Principal Financial Officer. In addition, Dr. Roger G. Stoll, who has been a member of the Delcath Board of Directors since 2008, has been appointed to the newly created position of Executive Chairman. He succeeds Gabriel Leung, who is stepping down from his position as Chairman of the Board. Mr. Leung will remain on the Board, but his schedule demands inhibited his ability to continue as Chairman.

“On behalf of the Board, I would like to thank Gabe for his dedicated service to our Company and look forward to his continued contribution as a member of our Board,” said Dr. Stoll. “During Mr. Leung’s tenure, the Company underwent significant down-sizing while undertaking a substantial review of strategic alternatives. Based upon the review process, the Board believes that the greatest potential opportunity to create increased shareholder value is through the leadership reorganization we are announcing today in combination with an expanded clinical development strategy for the PHP hepatic delivery system that focuses on the treatment of Primary Liver Cancer, Intrahepatic Cholangiocarcinoma, and liver metastases from Ocular Melanoma and the continued EU commercialization. Also, the Board wishes to thank Dr. Graham Miao for his leadership and dedicated service to Delcath.”

“Dr. Simpson’s strong background in oncology, clinical development, regulatory strategy and commercialization is ideally suited to lead our Company in this focused effort,” continued Dr. Stoll. “After an extensive evaluation process, utilizing outside experts, we believe that the highest potential for return to our shareholders will be through the further clinical development of our hepatic delivery system. Delivery of the new clinical results and continued efforts to develop the commercialization of Chemosat in Europe will now be in Jennifer’s hands and I look forward to working closely with her as we execute our strategy.”

“During the past several weeks, we have made solid progress in moving our HCC (Primary Liver Cancer) Phase 2 trial forward and expect to open additional clinical sites in the US and Europe in the coming months,” said Dr. Simpson. “We are also preparing to add a cohort to our HCC Phase 2 study to evaluate Intrahepatic Cholangiocarcenoma, a cancer of the bile duct afflicting approximately six to seven thousand lives annually in Europe and the US. Additionally, an investigator initiated trial to evaluate liver metastases of colorectal cancer being conducted at Leiden University Medical Center in the Netherlands has already enrolled and treated five patients to date. Importantly, we plan to execute this focused clinical development strategy in a highly cost efficient manner and are reiterating our cash utilization guidance of $4 to $5 million a quarter for the remainder of 2014.”

“Commercially, we continue to see steady adoption of our Chemosat system in Europe,” added Dr. Simpson. “Between January and September 1st of this year, a total of 53 treatments were performed at leading European cancer centers of which 23 were retreatments of patients. We believe that the steady increase in treatments in Europe reflects the increasing interest of clinicians in the Chemosat modality and its benefits to patients.”

Executive Backgrounds

Dr. Stoll’s career spans more than 35 years in leadership positions in biotech, pharmaceutical and medical device companies including Bayer AG and Fresenius Medical Care – North America. In addition, he was the CEO of the Ohmeda global healthcare business unit of the BOC Group, plc. He began his career in clinical research at the Upjohn Company and then headed pharmaceutical research at American Critical Care (at the time a division of American Hospital Supply) where he later became President. He also served on the boards of PMA (now PhRMA) and HIMA. He has also served on the boards of directors of six different pharmaceutical, biotech, and medical device companies.

Prior to joining Delcath in 2012, Dr. Simpson served as the Vice President, Global Marketing, Oncology Brand Lead at ImClone Systems, Inc., a wholly owned subsidiary of Eli Lilly and Company. Previously, Dr. Simpson held several leadership positions at Ortho Biotech (now Janssen Biotech), a Pennsylvania-based biotech company focusing on innovative solutions in immunology, oncology and nephrology. Prior to Ortho Biotech, Dr. Simpson spent more than a decade as an oncology-nurse practitioner and educator.

About Delcath Systems

Delcath Systems, Inc. is a specialty pharmaceutical and medical device company focused on oncology. Our proprietary product—Melphalan Hydrochloride for Injection for use with the Delcath Hepatic Delivery System (Melphalan/HDS)—is designed to administer high dose chemotherapy to the liver, while controlling the systemic exposure to those agents. The Company’s principal focus is on the treatment of primary and metastatic liver cancers. In the United States, the Melphalan/HDS system is considered a combination drug and device product, and is regulated as a drug by the United States Food and Drug Administration (FDA). The Melphalan/HDS system has not been approved for sale in the United States. In Europe, our proprietary system to deliver and filter melphalan hydrochloride is marketed as a device under the trade name Delcath Hepatic CHEMOSAT® Delivery System for Melphalan (CHEMOSAT). In April 2012, we obtained authorization to affix a CE Mark for the Generation Two CHEMOSAT system. The right to affix the CE mark allows the Company to market and sell the CHEMOSAT system in Europe. The Company has commenced a global phase 2 clinical trial in Europe to investigate Melphalan/HDS system for primary liver cancer and is initiating plans to evaluate intrahepatic cholangiocarcinoma.

Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to: the effectiveness of the leadership reorganization and the successful implementation of the Company’s strategy, the Company’s ability to achieve the estimated average quarterly cash utilization for 2014, the timing, subject enrollment and results of ongoing and future clinical trials including without limitation the HCC, Intrahepatic Cholangiocarcinoma and Metastatic Ocular Melanoma clinical trial program, the timing and results of investigator initiated trials, the ability of hospitals in Germany to successfully negotiate and receive reimbursement for the CHEMOSAT procedure in their region under Value 4 status and the amount of reimbursement, if any, to be provided under Value 4 status in 2014, approval of Individual Funding Requests for reimbursement of the CHEMOSAT procedure, clinical adoption, use and resulting sales, if any, for the CHEMOSAT system to deliver and filter melphalan in Europe including the key markets of Germany and the UK, the Company’s ability to successfully commercialize the Melphalan HDS/ CHEMOSAT system and the potential of the Melphalan HDS/CHEMOSAT system as a treatment for patients with primary and metastatic disease in the liver, our ability to obtain reimbursement for the CHEMOSAT system in various markets, the Company’s ability to satisfy the requirements of the FDA’s Complete Response Letter and provide the same in a timely manner, approval of the current or future Melphalan HDS/CHEMOSAT system for delivery and filtration of melphalan or other chemotherapeutic agents for various indications in the US and/or in foreign markets, actions by the FDA or other foreign regulatory agencies, the Company’s ability to successfully enter into strategic partnership and distribution arrangements in foreign markets and the timing and revenue, if any, of the same, uncertainties relating to the timing and results of research and development projects, our ability to maintain NASDAQ listing, and uncertainties regarding the Company’s ability to obtain financial and other resources for any research, development, clinical trials and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made

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